Exhibit 10.1
AGREEMENT OF SUBLEASE (“Sublease”), made as of this 26th day of November, 2002, by and between Arnold Worldwide, LLC. a Delaware limited liability company, hereinafter referred to as “Sublessor”, and Datamat Systems Research, Inc. a Virginia corporation, hereinafter referred to as “Sublessee”.
WITNESSETH
WHEREAS, Sublessor represents and warrants that it is successor by merger to Arnold Communications, Inc., tenant under a Lease Agreement dated June 26, 1997 as amended by three (3) amendments dated October 20, 1997, March 16, 1998 and August 3, 1998, with 8300 L.P. (“Landlord”) of premises in 1600 International Drive, McLean, Virginia (the “Building”), said Lease Agreement as so amended (the “Lease”) listed on Exhibit D attached hereto and made a part hereof and being hereinafter referred in its entirety and incorporated herein by reference; and
WHEREAS, Sublessee desires to sublet approximately 4,740 rentable square feet of office space, consisting of a portion of the first floor of the Building, and shown on Exhibit A attached hereto and made a part hereof (hereinafter referred to as the “Demised Premises”), and Sublessor desires to sublet the same upon the terms and conditions set forth below, subject to the approval and final consent of the Landlord.
NOW THEREFORE, in consideration of the rents, covenants and mutual agreements hereinafter contained the parties mutually agree as follows:
1.01	The Demised Premises. Sublessor does hereby sublease to Sublessee, and Sublessee does hereby sublease from Sublessor the Demised Premises. Included in this Lease is the use of the office furniture, work stations, conference tables and chairs of Sublessor listed on Exhibit C attached hereto and made a part hereof (collectively, the “Leased Furniture”).

2.01	Term. The term of this Sublease shall be for the period from December 1, 2002 (“the Commencement Date”) through and including November 30, 2008.

3.01	Main Lease. Sublessee agrees that this Sublease is and shall remain in all respects subject and subordinate to the Lease; that Sublessee will occupy the Demised Premises in accordance with the terms of the Lease to the extent not in conflict with the express provisions of this Sublease, except for Sections 4, 35(c), 35 (d), 35 (g); Exhibits B, B-1, F, G; Riders 1, 2, 3, 4, 5, 6; First, Second and Third Amendments to Lease, which are specifically excluded from this Sublease, and will not do or suffer to be done any act or omit to do any act which might result in a violation of or a default under any of the covenants, terms or conditions of the Lease or render Sublessor liable for any charge, liability or expense thereunder. Sublessee shall have the benefit of the terms of the Lease as the same relate to Sublessee’s occupancy and subletting of the Demised Premises subleased hereunder; and Sublessor shall act reasonably to attempt to cause Landlord to perform such obligations. Termination of the Lease shall result in termination of this Sublease. Sublessee shall indemnify and hold Sublessor harmless from and against any loss, cost, liability or expense (including, without limitation, reasonable attorneys’ fees and expenses) arising out of Sublessee’s failure to observe or perform any obligation hereunder in the manner required hereby.
3.02	Sublessor covenants and agrees to perform its obligations as tenant under the Lease, and will indemnify Sublessee from any failure of Sublessor to do so. Sublessor shall not exercise any termination options during the term of the Lease, nor consent to an amendment of the Lease that adversely affects Sublessee without the consent of Sublessee.

4.01	Base Rent and Other Charges. Commencing on December 1, 2002, Sublessee covenants and agrees to pay Sublessor base rent (the “Base Rent”) in the amount of $90,060.00 per annum (calculated at $19.00 per square foot), payable in equal monthly installments of $7,505.00 each, and other charges due under this Sublease as hereinafter set forth in advance of the first day of each calendar month during the term hereof. Notwithstanding the previous sentence, Sublessor hereby waives payment of Base Rent for the month of December, 2002 provided that Sublessee is not then in default under this Sublease. Commencing on December 1, 2003, and on each anniversary thereafter, Base Rent shall be increased four percent (4%) over the previous Base Rent. The Base Rent includes the same services and utilities as provided to Sublessor by Landlord under the Lease; and Sublessee shall not be liable to pay any additional rent for Real Estate Taxes and Operating Expenses as set forth in the Lease.

All payments of Base Rent and other payments due under this Sublease shall be made to Sublessor at the following address: Arnold Worldwide, LLC., 1600 International Drive, McLean, VA 22102, Attn: Helen Searles or to such other address as Sublessor may designate from time to time by written notice to lessee.

4.02	Late Charge. Any monthly installments of Basic Rent or other charges not paid within five (5) days of the due date shall be subject to a late charge of five percent (5%) of the amount otherwise due.

5.01	Security Deposit. Upon execution of this Sublease, Sublessee shall deposit with the Sublessor the amount $7,505.00 (one month’s Base Rent) as a security deposit for the performance of Sublessee for the payment and performance by Sublessee of all Sublessee’s obligations, covenants, conditions, and agreements under this Sublease. In addition, Sublessor shall have the right to increase the amount of the deposit, not to exceed a total deposit of four (4) month’s of Base Rent, if Sublessee determines in the exercise of reasonable discretion that Sublessee’s creditworthiness has materially and adversely changed. Any increase in the deposit shall be paid by Sublessee to Sublessor within thirty (30) days of notice thereof by Sublessor to Sublessee.
In the event of any default by Sublessee hereunder, Sublessor shall have the right, but shall not be obligated to, apply all or any portion of the deposit to cure such default (after receipt by Sublessee of notice thereof, which notice shall given be in accordance with Section 11.01 of this Sublease, at lease five (5) business days prior to such application), in which event Sublessee shall be obligated to promptly deposit within ten (10) days with Sublessor the amount necessary to restore the deposit to its original amount.

If Sublessee is not in the default at the expiration or termination of this Sublease, Sublessor shall return the security deposit or any balance thereof to Sublessee, within thirty (30) days after the expiration of the term hereof, or after Sublessee has vacated the Demised Premises, whichever is later. Sublessor shall not be required to pay Sublessee interest on the security deposit, nor to keep the security deposit separate from its general funds

6.01	Pre-Occupancy Work. Sublessor shall construct a demising wall in the location shown on Exhibit A or Exhibit B, as the case may be (the “Demising Wall”) to separate the Demised Premises from Sublessor’s remaining space (being the Adjacent Premises hereinafter defined in Section 22.01.) and to provide access through a rear corridor. Sublessor shall be responsible for all costs associated with construction of the Demising Wall and the associated work to effect the necessary division of the Demised Premises and the Adjacent Premises. After construction of the Demising Wall, the Demised Premises shall be professionally cleaned. In all other respects, the Demised Premises shall be delivered to Sublessee “As Is,” and Sublessor shall have no obligation to perform any other work with respect to the Demised Premises.

Sublessor shall provide to Sublessee an allowance of $5,000.00 to partially reimburse Sublessee for Sublessee’s improvements to the Demised Premises, which improvements shall be approved in advance by Sublessor, which approval shall not be unreasonably withheld, conditioned or delayed. The allowance may be used for improvements to be performed at any time prior to December 1, 2003. Provided that Sublessee is not then in default under this Sublease, such allowance shall be paid by Sublessor to Sublessee upon the later to occur of (a) the day Sublessee has accepted the Demised Premises, is in occupancy and has commenced to pay Base Rent, or (b) the day fifteen (15) days following submission to Sublessor of the invoices for the improvements to the Demised Premises to be partially reimbursed by payment of the allowance along with reasonable evidence of the cost of such improvements and that such costs have been paid.

Sublessor may, at its option, defer construction of the Demising Wall until such time as Sublessor has executed a sublease for the Adjacent Premises, but neither the deferral of such construction nor anything else contained in this Sublease shall impair the right of

Sublessor and its agents and representatives to enter the Adjacent Premises for any purpose, including, without limitation, marketing the Adjacent Premises to prospective sublessees. Sublessor and its agents and representatives shall provide Sublessee with reasonable prior verbal notice (except in the case of emergencies) of its intention to enter the Adjacent Premises.
The parties acknowledge that the Demised Premises described in this Sublease is shown as Option A on Exhibit A, and that the approval of Fairfax County is required for Option A with respect to the distance of the Demising Wall from the exit. Sublessor will attempt to obtain the necessary approvals to permit the Demised Premises to be constructed as shown on Exhibit A as Option A in accordance with law. The parties agree that if such approval of Fairfax County is not obtained prior to the Commencement Date, the Demised Premises will be laid out as shown on Exhibit B as Option B, and the size of the Demised Premises will be reduced to 4,592 rentable square feet, in which event the Base Rent, security deposit, and the number of parking spaces allocated to the Demised Premises shall be proportionately reduced.

6.02	Alterations. Sublessee will not make or permit anyone to make any alterations in or additions thereto without the prior written consent of the Landlord and Sublessor. Any alterations or additions to the Demised Premises by Sublessee shall be removed by Sublessee at the expiration of the term of this Sublease if so requested by Sublessor at the time Landlord and Sublessor granted its consent for such alteration or addition, and Sublessee shall repair any damage to the Demised Premises resulting from such removal. Notwithstanding the foregoing, Sublessee shall not be responsible for removal of the Demising Wall nor any offices or conference rooms affixed to the Demising Wall.

6.03	Use. Sublessee covenants to use the Demised Premises for general office use only, consistent with Section 5(a) of the Lease.

7.01	Parking. Sublessor shall provide the use of sixteen (16) parking spaces in the garage (calculated at a ratio of 3.3 spaces per 1,000 r.s.f.) servicing the Building without any charge. Up to two (2) additional parking spaces may be leased by Sublessee subject to availability as determined by Landlord. The rate for such parking shall be Fifty-Five Dollars ($55.00) per month, payable to Sublessor.

8.01	Utilities and Services. Sublessor will provide to Sublessee the same utilities and services as Sublessor is provided by Landlord pursuant to the Lease agreement at the time and in the manner provided by Landlord in accordance with the Lease.

8.02	Data Connection Services. Sublessee may use the existing voice and data cabling in the Demised Premises, but such cabling shall be separated by Sublessee in a code compliant manner from Sublessor’s computer and telephone systems to Sublessor’s reasonable satisfaction, and Sublessee shall arrange for its own telephone and Internet connections.

In no event shall Sublessor be liable to Sublessee for any loss or damage as a result of a mechanical failure or interruption or disruption of services accessed through such cabling.
8.03	Services by Landlord. Where services, repairs, or rights are to be provided by Landlord to Sublessor under the terms of the Lease, Sublessee agrees to look solely to Landlord or its representative for the performance of similar services, repairs or rights, it being understood that Sublessor will not provide and does not guarantee the performance of any such services, repairs or rights. Sublessor’s sole obligation with respect thereto shall be to request the same (upon request in writing from Sublessee) from Landlord and to use its best efforts to obtain the same from the Landlord.

9.01	Default and Remedies. If Sublessee shall default in the performance of any of the covenants, conditions or agreements contained in the Sublease or shall violate any of the applicable provisions of the Lease, Sublessor shall be entitled to invoke the same remedies which are available to Landlord in the event of a default by Sublessor under the Lease. Sublessee shall have five (5) days to cure monetary defaults after Sublessee’s receipt of written notice of such default, and Sublessee shall have fifteen (15) days to cure non-monetary defaults after Sublessee’s receipt of written notice of such default. If a default is not susceptible to cure within fifteen (15) days, Sublessee shall have an extended period to cure non-monetary defaults so long as Sublessee commences such cure within such fifteen (15) day period and thereafter diligently prosecutes such cure to completion.

10.01	Property Loss or Damage. Except as otherwise provided in Section 12(e) of the Lease, Sublessee hereby expressly covenants and agrees that neither Landlord nor Sublessor is liable or responsible in any manner, for (and Sublessee shall indemnify and hold them harmless against) any damages, loss or destruction arising out of damage to the property of Sublessee or of any other person or entity and/or any injury to or death of any person or entity on the Demised Premises directly or indirectly from any cause whatsoever (and all reasonable attorneys’ fees and costs in connection therewith), unless caused by the negligent or intentionally wrongful act of Sublessor or Landlord (except that the obligations and liabilities of Landlord shall be limited and governed by the terms of the Lease if and to the extent inconsistent herewith).

11.01	Notices. Any notice, statement or communication which either party hereto may desire to give to the other party hereto shall be deemed sufficiently given if in writing, sent by certified mail, return receipt requested, or nationally recognized overnight courier providing evidence of delivery, addressed to such other party, at the address below, and the time of the giving of such notice or communications shall be deemed to be the second business day after the same is sent:

Sublessee:	Sublessor:
Datamat Systems Research, Inc.	Arnold Worldwide, Inc.
At the Premises	101 Huntington Avenue
Attn: B.K. Gogia	Boston, Massachusetts 02199
Attn: Scott Feylar
12.01	Sublessor and Assigns. The covenants, conditions, and agreements contained in this Sublease shall bind and inure to the benefit of Sublessor and Sublessee and their respective successors and permitted assigns.

13.01	Assignment and Subletting. Sublessee shall have no right to assign or sublet the Demised Premises without the express written consent of both the Landlord and Sublessor. With regards to subleasing the Demised Premises, Sublessor shall not unreasonably withhold Sublessee’s right to do so as long as the following conditions are met: a) each potential sublease shall be in accordance with the provisions of the Lease, b) Sublessee shall be responsible for Sublessor’s reasonable attorney’s fees related to any subleasing of the Demised Premises, and, c) Sublessor shall be responsible for all required communications and correspondence with the sub-sublessee throughout the sublease term; Sublessor shall have no obligation to interact with the sub-sublessee.

14.01	Yield-Up. Upon expiration or termination of this Sublease, Sublessee shall return the same to Sublessor in the condition in which the same are required to be maintained under the Lease. Without limiting the generality of Section 3.01 of this Sublease, in the event Sublessee shall fail to timely vacate the Demised Premises at the expiration or earlier termination of this Sublease, Sublessor shall have the remedies for such holding over provided in Section 31 of the Lease.

15.01	Merger. All understandings and agreements heretofore had between the parties hereto are merged in this Sublease, which along fully expresses this Sublease; and Sublessee warrants and represents that it has not relied upon, or been induced by, any statements or representations other than those expressly set forth in this Sublease, whether with respect to the physical condition of the Demised Premises or otherwise.

16.01	Severability. The illegality or invalidity of any provision of this Sublease, by reason of any rule or law or policy, shall not affect this Sublease or any provisions hereof, but this Sublease shall, nevertheless, remain in full force and effect and shall be construed in all respects as if such invalid provision were omitted.

17.01	Insurance. Sublessee shall provide such insurance with respect to the Demised Premises as are required to be provided by Sublessor under the terms of the Lease, and such insurance provided by Sublessee, in addition to satisfying the requirements of the Lease, shall name Sublessor as an additional insured.

18.01	Timing for Landlord’s Consent. If the Landlord has not consented to this Sublease, whether by executing this document in the place provided below or by executing another form of consent satisfactory to Sublessor, in or within twenty (20) days after the date hereof, then this Sublease shall be of no force or effect.

19.01	Hazardous Materials/Environmental. Sublessee covenants and agrees not to use, store transport or dispose of any hazardous substances or environmental contamination (as defined by any state or federal laws) in the Demised Premises, other than office supplies in typical quantities and properly stored and used. Sublessee agrees to defend and indemnify Sublessor from any against any loss, fines, penalties or other liability resulting from a breach of this Section.

20.01	Relocation. Sublessor shall have the right to relocate Sublessee to comparable space (the “Relocation Space”) in the Sublessor’s remaining premises, within the Building, at Sublessor’s sole cost and expense, upon not less than 90 days prior written notice. The Relocation Space shall have a substantially similar office layout as the Demised Premises. Sublessor shall be responsible for the cost of a) the physical move to the Relocation Space, b) change of address expenses including replacement of Sublessee’s business cards and stationery, c) transferring Sublessee’s telephone system and computer equipment to the Relocation Space, and, d) relocating the Leased Furniture to the Relocation Space. The Relocation Space shall include approximately the same rentable area but not less by more than 100 square feet as the Demised Premises and shall have a tenant finish of equal or greater quality than the Demised Premises. If the Relocation Space is larger than the Demised Premises, Sublessee shall not be charged for the additional square footage. If the Relocation Space is smaller than the Demised Premises, Sublessee shall be charged for only the actual square footage. If it is not practicable to relocate the Leased Furniture to the Relocation Space, Sublessor shall provide replacements of equal or greater quality and quantity. Upon acceptance of the Relocation Space by Sublessee, the Relocation Space shall become the Demised Premises for purposes of this Sublease, and this Sublease shall continue in full force and effect.

21.01	Brokerage. Sublessor and Sublessee each warrant and represent to the other that it has dealt with no broker in connection with the consummation of this Sublease other than Advantis Real Estate Services Company (“Advantis GVA”) and Trammell Crow Company (“Trammell Crow”), and each party agrees to defend and indemnify the other from and against any loss or damage if such party’s representation and warranty contained in this section is incorrect. Sublessor shall pay Advantis GVA and Trammell Crow, in each case pursuant to their respective separate agreements.
22.01	Right of First Offer — Adjacent Premises. If, prior to December 1, 2003 Sublessor receives an Offer to Sublease (as hereinafter defined) for the space adjacent to the

Demised Premises labeled “Adjacent Premises” on Exhibit A or Exhibit B, as the case may be (the “Adjacent Premises”), containing approximately 6,006 rentable square feet, Sublessor shall notify Sublessee as soon as reasonably practicable that an Offer to Sublease has been received, and Sublessee shall then have a period of five (5) business days after receipt of such notice (the “Acceptance Period”) within which to notify Sublessor, in writing, that it elects to sublease the Adjacent Premises at Sublessee’s current rental rate and annual escalation for the Demised Premises. If Sublessee makes such election within the Election Period, the parties shall enter into a new sublease for the Adjacent Premises, or, at Sublessor’s election, an appropriate amendment to this Sublease to add the Adjacent Premises to the Demised Premises hereunder on the terms set forth in this paragraph. If Sublessee does not make the aforesaid election within the Acceptance Period, Sublessee shall have waived its rights with respect to the Adjacent Premises and Sublessor may thereafter sublease the Adjacent Premises to another party. If Sublessee does make the election during the Acceptance Period to sublease the Adjacent Premises, the Sublessor shall not erect a Demising Wall, and Sublessor shall credit against Sublessee’s rent for the new Demised Premises (the new Demised Premises shall mean the Demised Premises together with Adjacent Premises) an amount equal to one-half of the cost for the Demising Wall. In no event shall this credit exceed $10,000, and the cost for the Demising Wall shall be determined by Sublessor’s contractor’s reasonable estimate for the cost of the Demising Wall.

Should Sublessee make the aforesaid election to sublease the Adjacent Premises during the Acceptance Period, then, along with Sublessee’s written notice to Sublessor of its intent to sublease the Adjacent Premises, Sublessee shall provide Sublessor with a security deposit equal to one month’s rent for the Adjacent Premises (“Adjacent Premises Security Deposit”) and the amount of the Adjacent Premises Security Deposit, together with the amount of Security Deposit described in 5.01 of this sublease, shall then become the Security Deposit.

Should Sublessee make the aforesaid election to sublease the Adjacent Premises during the Acceptance Period, the sublease between Sublessee and Sublessor for the Adjacent Premises shall become effective immediately upon Landlord’s approval of the proposed sublease between Sublessee and Sublessor for the Adjacent Premises. Sublessee’s obligation for rental payments for the Adjacent Premises shall commence immediately at this time, and there shall be no rental abatement associated with the Adjacent Premises.

The rentable square footage of the Adjacent Premises for the purposes of this paragraph shall be approximately 6,006 rsf.

An Offer to Sublease for the purposes of this paragraph shall mean 1) a “Counter-proposal” from a prospective sublessee in response to a “Proposal” issued by Sublessor or its agents, or 2) an offer (“Proposal”) to Sublessor or its agents sent by a prospective sublessee, to sublease the Adjacent Premises (which Adjacent Premises are defined herein). “Counter-proposal” and “Proposal” for the purposes of this paragraph shall mean very general, non-binding sublease offers or letters of intent which contain general economic terms associated with a potential sublease, such as rental rate, sublease term, etc. It is understood that a Counter-proposal or a Proposal may also contain other, more detailed information that is intended to be incorporated into a sublease agreement, but so long as they contain general economic terms that may be associated with potential sublease such as rental rate, sublease term, etc., they shall still be considered “Offers to Sublease”.

If Sublessee does not elect to make the aforesaid election within the Acceptance Period, and the Adjacent Premises remains available, should Sublessee desire to sublease the Adjacent Premises prior to December 1, 2003, Sublessor, at Sublessor’s sole option, shall have the right, but not the obligation, to sublease the Adjacent Premises to Sublessee at Sublessee’s then escalated rental rate for the Demised Premises.

The provisions of this section shall not be effective if Sublessee is then in default in the performance of its obligations under this Sublease, whether or not the applicable grace period, if any, has expired, or if Sublessee has been in default in the performance of its obligations under this Sublease, and Sublessor has given Sublessee notice of such default within the preceding twenty-four (24) months.

23.01	Financial Statements. Semi-annually, Sublessee agrees to deliver to Sublessor a complete financial statement, including a balance sheet, certified by an officer of Sublessee and Sublessee shall be jointly and severally liable with regards to the authenticity of said financial statements. Sublessee agrees to maintain accounting controls and books of account, in form adequate for auditing purposes, in accordance with generally accepted accounting principles consistently applied.

23.02	No Offer: The submission of this Sublease to Sublessee shall not be construed as an offer, nor shall Sublessee have any rights with respect thereto unless Sublessor executes a copy of this Sublease, and Landlord consents in writing, and Sublessor delivers a fully executed Sublease, and copy of Landlord’s consent, to Sublessee.

IN WITNESS WHEREOF, Sublessor and Sublessee have executed and delivered this Sublease as of the date first above written.

ATTEST:	ARNOLD WORLDWIDE, LLC
(Sublessor)

By:

Its:

Hereunto Duly Authorized

ATTEST:	DATAMAT SYSTEMS RESEARCH, INC.
(Sublessee)

By:

Its:

Hereunto Duly Authorized

LANDLORD CONSENT:	8300 L.P.

By:

Its:

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